Exhibit 99
NEWS RELEASE
Investor Contact: Wendy Hargus
(972) 946-5030
Investor_Relations@voughtaircraft.com
Media Contact: Lynne Warne
(615) 974-6003
warnely@voughtaircraft.com
Vought Reports Second Quarter 2008 Financial Results
Highlights of Second Quarter 2008 Compared to Second Quarter 2007:
•	Revenue increased 12 percent to $480.7 million

•	Operating income increased 14 percent to $47.9 million

•	Net Income increased 204 percent to $79.3 million
Summary of Financial Results $ in millions

	Three Months Ended			Six Months Ended
	June 29,	July 1,		June 29,	July 1,
	2008	2007	$ Change	2008	2007	$ Change
Revenue	$480.7	$427.6	$53.1	$906.1	$808.3	$97.8
Operating income	$47.9	$42.1	$5.8	$92.7	$76.3	$16.4
Net income (loss)	$79.3	$26.1	$53.2	$108.0	$45.3	$62.7
Adjusted EBITDA[1]	$71.0	$83.4	$(12.4)	$150.3	$157.6	$(7.3)
Net cash provided by (used in) operating activities	$(22.5)	$(18.1)	$(4.4)	$(37.7)	$1.7	$(39.4)
Free Cash Flow[1]	$(36.3)	$(31.6)	$(4.7)	$(70.5)	$(29.3)	$(41.2)

[1]	Non-GAAP financial measure. A complete definition and reconciliation of non-GAAP financial measures, identified by the number [1], is provided later in the release.
     DALLAS, AUG. 12, 2008 — Vought Aircraft Industries, Inc. today reported financial results for its second quarter ended June 29.
Second Quarter Results
     Revenue for the three months ended June 29, 2008 was $480.7 million, an increase of $53.1 million or 12 percent, compared with revenue of $427.6 million for the same period last year. Growth was driven by increases in all categories — commercial, military and business jets.

•	Commercial revenue increased by $27.2 million or 13 percent. Revenues for our Boeing programs increased by $21.0 million primarily due to increased non-recurring sales for development and start-up of the 747-8 program and increased deliveries for the 787 program. In addition, revenues for our Airbus programs increased $6.2 million primarily due to higher deliveries.

•	Military revenue increased $15.7 million or 11 percent, primarily due to higher delivery rates on the H-60 and the V-22 programs, as well as price increases on the H-60 program.

•	Business jet revenue increased $10.2 million or 13 percent largely due to increased deliveries on Gulfstream products.
     Funded backlog increased 9 percent to $3.8 billion at June 29, 2008 compared to $3.5 billion as of July 1, 2007, principally due to increased orders on the 787 and H-60 programs, as well as the non-recurring start-up and development activities for the Cessna Citation Columbus 850 program. Vought’s calculation of backlog includes only funded orders, which causes backlog to be substantially lower than the estimated aggregate dollar value of contracts and may not be comparable to others in the industry.
     Operating income for the second quarter was $47.9 million, an increase of $5.8 million compared to the same period last year. The increase in operating income is primarily due to reductions in the non-recurring period expenses for the 787 program of $20.4 million, partially offset by the absence of a $10.0 million favorable settlement on the Global Hawk program recorded in 2007, as well as the expected lower margins in 2008 for the C-17 program as it transitions from a multi-year agreement to a single-year agreement.
     Net income for the three months ended June 29, 2008 was $79.3 million compared to net income of $26.1 million for the same period last year, an increase of $53.2 million. The $47.1 million gain recorded on the sale of our equity interest in Global Aeronautica to Boeing combined with the increase in operating income mentioned above led to the increase in net income.
     Adjusted EBITDA1, as defined in the company’s senior secured credit agreement, was $71.0 million for the second quarter of 2008, compared to $83.4 million for the same period last year. The $12.4 million decrease is principally due to absence of a $10.0 million favorable settlement on the Global Hawk program recorded in 2007, as well as the expected lower margins in 2008 for the C-17 program as it transitions from a multi-year agreement to a single-year agreement.

     Vought had negative $36.3 million of Free Cash Flow1 for the second quarter of 2008 compared to negative $31.6 million in 2007. The decrease of $4.7 million is primarily due to timing of customer receipts as well as ongoing working capital requirements for the 787 program. Cash expenditures for the 787 program were $62.4 million for the second quarter of 2008, including start-up costs, capital expenditures and working capital production costs and excluding customer advances.
     “Our financial results for second quarter of 2008 are in line with our expectations and plans,” said Vought President and Chief Executive Officer Elmer Doty. “We continue to see improvements throughout the organization, demonstrating that our operational excellence initiatives are successful. We are pleased with the steady progress we are achieving across the company.”
Six Months Ended Results
     Revenue for the six months ended June 29, 2008 was $906.1 million, an increase of $97.8 million or 12 percent, compared with revenue of $808.3 million for the same period last year.
•	Commercial revenue increased by $48.6 million or 12 percent. Revenues for our Boeing programs increased by $32.1 million primarily due to increased non-recurring sales for development and start-up of the 747-8 program and initial deliveries for the 787 program. In addition, revenues for our Airbus programs increased $16.5 million primarily due to increased deliveries.

•	Military revenue increased $39.1 million or 15 percent, primarily due to higher delivery rates on the H-60 and the V-22 programs, as well as price increases on the H-60 program.

•	Business jet revenue increased $10.1 million or 7 percent largely due to increased deliveries on Gulfstream products.
     Operating income for the six months ended June 29, 2008 was $92.7 million, an increase of $16.4 million compared to the same period last year. The increase in operating income is largely due to lower non-recurring period expenses for the 787 program of $27.7 million and the release of $22.6 million of purchase accounting reserves related to the 747 program, reflecting the scheduled completion of the deliveries for the 747-400 model. Partially offsetting these improvements was the absence of a favorable settlement of $10.0 million on the Global Hawk program recorded in 2007, as well as the expected lower margins in 2008 for the C-17 program as it transitions from a multi-year agreement to a single-year agreement.

     Net income for the six months ended June 29, 2008 was $108.0 million, compared to net income of $45.3 million for the same period last year. The $47.1 million gain recorded on the sale of our equity interest in Global Aeronautica to Boeing combined with the increase in operating income discussed above led to the increase in net income.
     Adjusted EBITDA1, as defined in the company’s senior secured credit agreement, was $150.3 million for the six month period ended June 29, 2008, compared to $157.6 million for the same period last year. The $7.3 million decrease is principally due to the absence of the favorable settlement of $10.0 million on the Global Hawk program recorded in 2007, as well as the expected lower margins for the C-17 program as it transitions from a multi-year agreement to a single-year agreement. These decreases were partially offset by the release of $22.6 million of purchase accounting reserves related to 747 program, reflecting the scheduled completion of the deliveries for the 747-400 model.
     Vought had negative $70.5 million of Free Cash Flow1 for the six months ended June 29, 2008 compared to negative $29.3 million in the same period during 2007. The increase in cash outflow of $41.2 million is primarily due to timing of customer receipts as well as ongoing working capital requirements for the 787 program. Cash expenditures for the 787 program were $165.0 million for the six months ended June 29, 2008 including start-up costs, capital expenditures and working capital production costs and excluding customer advances.
787 Program Update
     Vought’s 787 program improved performance was demonstrated by our delivery of our aft fuselage for Airplane #4, which represents dramatic progress in completion, with a virtually complete structure at 98 percent, and 87 percent of systems installed. Vought continues to rebalance all aspects of its operations to address the lower number of near-term deliveries needed to support Boeing’s refined schedule. In addition, in the second quarter of 2008 Vought completed the sale of its interest in the Global Aeronautica joint venture to Boeing. “While we are currently slowing the pace of our operations, we continue to examine and develop a variety of plans that will enable us to efficiently ramp up to the production rates requested by our customer, when that is required,” said 787 Division Vice President Joy Romero.

New Business
     In May, Cessna (a unit of Textron Inc.) selected Vought to produce wings for its new Model 850 Citation Columbus business jet. The contract, with a potential value of more than $1 billion, covers engineering design, tooling and production work.
     Vought’s engineering and tool design will be done primarily in Dallas. Production work and other manufacturing engineering will be performed in Nashville. Production test articles are scheduled for delivery beginning in 2010, with production article deliveries scheduled to start in 2011.
     The all-new aircraft is Cessna’s largest business jet to date and is configurable for up to 10 passengers. Cessna plans to achieve Federal Aviation Administration certification by the end of 2013, with customer deliveries beginning in 2014.
Non-GAAP Financial Measure Disclosure
     EBITDA, Adjusted EBITDA and Free Cash Flow (indicated by the number 1) as presented in this press release are supplemental measures of performance and our ability to satisfy our debt covenants. None of these measures is required by, or presented in accordance with, Generally Accepted Accounting Principles (GAAP) in the United States. EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. The senior secured credit agreement signed in December 2004 contains maintenance ratios and other financial covenants that are based on the calculation of Adjusted EBITDA. We believe it is necessary to present Adjusted EBITDA to enable investors to assess the strength of our underlying business. Reconciliation between these non-GAAP financial measures and the most directly comparable GAAP financial measures is presented at the end of this press release.
Conference Call Details
     Vought Aircraft Industries, Inc. will host a conference call on Tuesday, Aug. 12 at 1 p.m. Eastern time (Noon Central time) to discuss its second quarter results. To access the conference call, dial (888) 680-0869 (United States) or (617) 213-4854 (International) with passcode 29117604. Please call 10 minutes prior to the start time. A replay of the conference call will be available through Aug. 27, which can be accessed by dialing (888) 286-8010 (United States) or (617) 801-6888 (International) with passcode 73448467.

     Vought’s conference call will be supplemented by a series of slides appearing on the company’s Web site. Listeners are encouraged to view these materials in conjunction with the call. The presentation will be posted on the home page of the Web site on the morning of the call.
About Vought
     Vought Aircraft Industries, Inc. (www.voughtaircraft.com) is one of the world’s largest independent suppliers of aerostructures. Headquartered in Dallas, the company designs and manufactures major airframe structures such as wings, fuselage subassemblies, empennages, nacelles and other components for prime manufacturers of aircraft. Vought has annual revenue of approximately $1.6 billion and about 6,600 employees in nine U.S. locations.
Disclaimer on Forward Looking Statements
     This release contains forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. Vought’s actual financial results could differ materially from those anticipated due to the company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for commercial and military aircraft, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, availability of materials and components from suppliers and other factors beyond the company’s control. Additional risk factors are described in the company’s filings with the SEC.

Vought Aircraft Industries, Inc.
Consolidated Balance Sheets
(dollars in millions, except par value per share )

	June 29,
	2008	December 31,
	(unaudited)	2007
Assets
Current assets:
Cash and cash equivalents	$243.8	$75.6
Trade and other receivables	121.2	81.4
Inventories	336.4	362.8
Other current assets	9.5	6.4

Total current assets	710.9	526.2

Property, plant and equipment, net	516.1	507.0
Goodwill	527.7	527.7
Identifiable intangible assets, net	33.0	40.1
Debt origination costs, net and other assets	15.6	11.5
Investment in joint venture	—	8.4

Total assets	$1,803.3	$1,620.9

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, trade	$140.6	$178.7
Accrued and other liabilities	68.9	74.1
Accrued payroll and employee benefits	44.9	48.2
Accrued post-retirement benefits-current	47.2	47.2
Accrued pension-current	0.3	0.7
Current portion of long-term bank debt	5.9	4.0
Accrued contract liabilities	185.2	230.4

Total current liabilities	493.0	583.3
Long-term liabilities:
Accrued post-retirement benefits	435.2	482.0
Accrued pension	345.2	361.2
Long-term bank debt, net of current portion	596.6	409.0
Long-term bond debt	270.0	270.0
Other non-current liabilities	177.2	181.2

Total liabilities	2,317.2	2,286.7

Stockholders’ equity (deficit):
Common stock, par value $.01 per share; 50,000,000 shares authorized, 24,798,382 and 24,768,991 issued and outstanding at June 29, 2008 and December 31, 2007, respectively	0.3	0.3
Additional paid-in capital	418.9	417.4
Shares held in rabbi trust	(1.6)	(1.6)
Accumulated deficit	(487.0)	(595.0)
Accumulated other comprehensive loss	(444.5)	(486.9)

Total stockholders’ equity (deficit)	$(513.9)	$(665.8)

Total liabilities and stockholders’ equity (deficit)	$1,803.3	$1,620.9

Vought Aircraft Industries, Inc.
Consolidated Statements of Operations
(unaudited, in millions)

	For the Three Months Ended		For the Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
Revenue	$480.7	$427.6	$906.1	$808.3

Costs and expenses

Cost of sales	377.1	325.8	703.4	618.3
Selling, general and administrative expenses	55.7	59.7	110.0	113.7

Total costs and expenses	432.8	385.5	813.4	732.0

Operating income	47.9	42.1	92.7	76.3

Other income (expense)
Interest income	0.9	0.9	1.0	2.2
Other gain (loss)	47.1	—	47.1	(0.1)
Equity in loss of joint venture	(0.2)	(0.4)	(0.6)	(0.7)
Interest expense	(16.4)	(15.7)	(32.2)	(31.6)

Income before income taxes	79.3	26.9	108.0	46.1
Income tax expense	—	0.8	—	0.8

Net income	$79.3	$26.1	$108.0	$45.3

Vought Aircraft Industries, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Six Months Ended
	June 29,	July 1,
	2008	2007
Operating activities
Net income	$108.0	$45.3
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	32.8	30.4
Stock compensation expense	1.4	1.8
Equity in losses of joint venture	0.6	0.7
(Gain) Loss from asset disposals	(48.5)	0.6
Changes in current assets and liabilities:
Trade and other receivables	(39.8)	(32.9)
Inventories	26.4	(13.7)
Other current assets	(3.1)	(1.4)
Accounts payable, trade	(38.1)	(7.2)
Accrued payroll and employee benefits	(3.3)	(9.5)
Accrued and other liabilities	(5.6)	13.1
Accrued contract liabilities	(45.2)	1.4
Other assets and liabilities—long-term	(23.3)	(26.9)

Net cash provided by (used in) operating activities	(37.7)	1.7
Investing activities
Capital expenditures	(32.8)	(31.0)
Proceeds from sale of assets	—	23.1
Proceeds from sale of joint venture	55.0	—
Investment in joint venture	—	(14.0)

Net cash provided by (used in) investing activities	22.2	(21.9)
Financing activities
Proceeds from short-term bank debt	153.0	—
Payments on short-term bank debt	(153.0)	—
Proceeds from Incremental Facility	184.6	—
Payments on long-term bank debt	(1.0)	(2.0)
Payments on capital leases	—	(0.6)
Proceeds from sale of common stock	0.1	—

Net cash provided by (used in) financing activities	183.7	(2.6)

Net increase (decrease) in cash and cash equivalents	168.2	(22.8)
Cash and cash equivalents at beginning of period	75.6	93.4

Cash and cash equivalents at end of period	$243.8	$70.6

Vought Aircraft Industries, Inc.
Supplemental Financial Data
($ in millions)
(Unaudited)

	Three Months			Six Months
	Ended			Ended
	June 29,	July 1,		June 29,	July 1,
	2008	2007	Change	2008	2007	Change
Revenue as Reported:
Commercial	$237.4	$210.2	$27.2	$452.6	$404.0	$48.6
Military	157.5	141.8	15.7	295.4	256.3	39.1
Business jets	85.8	75.6	10.2	158.1	148.0	10.1

Total	$480.7	$427.6	$53.1	$906.1	$808.3	$97.8

	Three Months		Six Months
	Ended		Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
% Mix for Revenue
Commercial	49%	49%	50%	50%
Military	33%	33%	33%	32%
Business jets	18%	18%	17%	18%

Total	100%	100%	100%	100%

	Six Months
	Ended
	June 29,	July 1,
	2008	2007	Change
Revenue Backlog
Commercial	$2,344.5	$2,216.4	$128.1
Military	728.0	629.0	99.0
Business jets	755.3	668.3	87.0

Total revenue backlog	$3,827.8	$3,513.7	$314.1

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures that our management uses to assess our operating performance and, in the case of Adjusted EBITDA, to assess our compliance with the covenants in our senior secured credit agreement, our ongoing ability to meet our obligations and manage our levels of indebtedness.
Adjusted EBITDA is calculated in accordance with our senior secured credit agreement and includes adjustments that are material to our operations but that our management does not consider reflective of our ongoing core operations.
Pursuant to our senior secured credit agreement, Adjusted EBITDA is calculated by making adjustments to our net income (loss) to eliminate the effect of our (1) net income tax expense, (2) net interest expense, (3) any amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness, (4) depreciation and amortization expense, (5) any extraordinary, unusual or non-recurring expenses or losses (including losses on sales of assets outside of the ordinary course of business, non-recurring expenses associated with the 787 program and certain expenses associated with our facilities consolidation efforts) net of any extraordinary, unusual or non-recurring income or gains, (6) any other non-cash charges, expenses or losses, restructuring and integration costs, (7) stock-option based compensation expenses and (8) all fees and expenses paid pursuant to our Management Agreement with Carlyle.
We believe that each of the adjustments made in order to calculate Adjusted EBITDA is meaningful to investors because it gives them the ability to assess our compliance with the covenants in our senior secured credit agreement, our ongoing ability to meet our obligations and manage our levels of indebtedness.
The use of Adjusted EBITDA as an analytical tool has limitations and you should not consider it in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:
•	it does not reflect our cash expenditures, or future requirements, for all contractual commitments;

•	it does not reflect our significant interest expense, or the cash requirements necessary to service our indebtedness;

•	it does not reflect cash requirements for the payment of income taxes when due;

•	it does not reflect working capital requirements;.

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, but may nonetheless have a material impact on our results of operations.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as an alternative to net income or cash flow from operations determined in accordance with GAAP. Management compensates for these limitations by not viewing Adjusted EBITDA in isolation, and specifically by using other GAAP measures, such as cash flow provided by (used in) operating activities and capital expenditures, to measure our liquidity. Our calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.
Free Cash Flow is calculated by subtracting our capital expenditures from our net cash provided by or used in operating activities. We believe that Free Cash Flow is useful to investors because it gives them an insight into how our operating cash flows are affected by the capital that is invested to continue and improve business operations, such as our investment in new programs. Because not all companies use identical calculations, the presentation of Free Cash Flow may not be comparable to other similarly titled measures of other companies. Additionally, Free Cash Flow has limitations as an analytical tool and such measure should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of this non-GAAP financial measure are that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions.

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Adjusted EBITDA
(Unaudited)
($ in millions)

	For the Three Months Ended		For the Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
Net cash provided by (used in) operating activities	$(22.5)	$(18.1)	$(37.7)	$1.7
Interest expense, net	15.5	14.8	31.2	29.4
Income tax expense (benefit)	—	0.8	—	0.8
Stock compensation expense	(0.8)	(1.0)	(1.4)	(1.8)
Equity in losses of joint venture	(0.2)	(0.4)	(0.6)	(0.7)
Loss from asset sales and other losses	48.8	(0.2)	48.5	(0.6)
Debt amortization costs	(1.5)	(0.6)	(2.3)	(1.4)
787 tooling amortization	0.8	—	0.8	—
Changes in operating assets and liabilities	70.8	61.1	132.0	77.1

EBITDA	$110.9	$56.4	$170.5	$104.5

Non-recurring investment in Boeing 787	5.5	25.9	22.0	49.7
Unusual charges — Plant consolidation & other non- recurring program costs	2.1	(0.6)	4.0	0.1
Loss on disposal of property, plant and equipment	(48.9)	0.2	(48.6)	0.6
Other	1.4	1.5	2.4	2.7

Adjusted EBITDA	$71.0	$83.4	$150.3	$157.6

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Free Cash Flow
(Unaudited)
($ in millions)

	For the Three Months Ended		For the Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
Net cash provided by (used in) operating activities	$(22.5)	$(18.1)	$(37.7)	$1.7
Less: Capital expenditures	(13.8)	(13.5)	(32.8)	(31.0)

Free Cash Flow	$(36.3)	$(31.6)	$(70.5)	$(29.3)